Exhibit 3.1

UNITED STATE OF AMERICA	§ §	ARTICLES OF AMENDMENT AND
STATE OF LOUISIANA	§ §	RESTATEMENT OF THE ARTICLES OF INCORPORATION OF
PARISH OF EAST BATON ROUGE	§ §	BUSINESS FIRST BANCSHARES, INC.

BE IT KNOWN, that on this 20th day of April, 2009,

BEFORE ME, the undersigned Notary Public, duly appointed and commissioned in the State and Parish aforesaid,

PERSONALLY CAME AND APPEARED Charles E. Roemer III, President and Chief Executive Officer of Business First Bancshares, Inc., a Louisiana corporation (the “Corporation”),

WHO DECLARED UNTO ME, Notary, in the presence of the undersigned competent witnesses, as follows:

1. At a duly called and convened special meeting of the shareholders of the Corporation held on April 20, 2009, there were 2,425,750 (or approximately 54.76%) of the 4,429,607 shares of the Corporation then outstanding present, in person or by proxy.

2. By a vote of 2,425,750 shares (or approximately 53.24%) voting “FOR,” 25,000 shares voting “AGAINST,” and 42,416 shares abstaining, the shareholders of the Corporation approved an amendment to Article III of the Articles of Incorporation of the Corporation to increase the number of authorized shares of capital stock to 11,000,000, to authorize 1,000,000 shares of no par value preferred stock and to authorize the board of directors to amend the articles, without shareholder approval, to establish one or more classes of preferred stock and to fix the preferences, limitations and relative rights of the shares of any class of preferred stock and to establish, and fix variations in relative rights as between, series of any preferred class, as set forth below in its entirety:

ARTICLE III

Capital

This corporation has authority to issue an aggregate of 11,000,000 shares, which shall consist of 10,000,000 shares of $1.00 par value common stock and 1,000,000 shares of no par value preferred stock. No holder or owner of shares of any class of capital stock of this corporation shall have any preemptive or preferential right to purchase any share of any class of stock of this corporation.

The board of directors of this corporation shall have the authority to amend these articles without shareholder approval, to establish one or more classes of preferred stock and to fix the preferences, limitations and relative rights of the shares of any class of preferred stock and to establish and fix variations in relative rights as between, series of any preferred class.

3. Pursuant to the provisions of La. Rev. Stat. 12:34, the Corporation hereby restates its Articles of Incorporation, which restatement accurately sets forth the entire text of the Articles of Incorporation, as amended to date and hereby (except to omit the names and addresses of the incorporators). The amendments contained in these Articles of Amendment are the only amendments to the Articles of Incorporation as of the date hereof, and such amendments have been effected in conformity with law.

4. The date of incorporation of the Corporation is July 20, 2006, and the date of this restatement is April 20, 2009.

ARTICLES OF INCORPORATION

OF

BUSINESS FIRST BANCSHARES, INC.

ARTICLE I

Name and Duration

This corporation shall be known as and its title is declared to be “Business First Bancshares, Inc.” and under said name, style and title it shall have and enjoy corporate succession for the maximum period allowed by law, unless sooner dissolved according to law.

ARTICLE II

Purpose and Powers

The purpose of this corporation is to engage in any lawful activity for which corporations may be formed under the Louisiana Business Corporation Law (“LBCL”). This corporation shall have all powers and authorities that are necessary or proper to accomplish the foregoing purpose or incidental thereto and not expressly forbidden by law.

ARTICLE III

Capital

This corporation has authority to issue an aggregate of 11,000,000 shares, which shall consist of 10,000,000 shares of $1.00 par value common stock and 1,000,000 shares of no par value preferred stock. No holder or owner of shares of any class of capital stock of this corporation shall have any preemptive or preferential right to purchase any share of any class of stock of this corporation.

The board of directors of this corporation shall have the authority to amend these articles without shareholder approval, to establish one or more classes of preferred stock and to fix the preferences, limitations and relative rights of the shares of any class of preferred stock and to establish and fix variations in relative rights as between, series of any preferred class.

ARTICLE IV

Board of Directors

The business and affairs of this corporation and all of the corporate powers thereof are hereby vested in and shall be exercised by a board of directors, the size and composition of which shall be determined as set forth in the bylaws.

ARTICLE V

Consent in Lieu of Meeting

Any action that may be taken, or that is required by law or these Articles of Incorporation or the bylaws of the corporation to be taken, at any annual or special meeting of shareholders, may be taken without a meeting, without prior notice, and without a vote, if a consent or consents in writing, setting forth the action so taken, shall have been signed by the holder or holders of shares having not less than the minimum number of votes that would be necessary to take such action at a meeting at which the holders of all shares entitled to vote on such action were present and voting.

ARTICLE VI

Indemnification

The corporation may, to the fullest extent permitted by the provisions of Section 83 of the LBCL, as the same may be amended and supplemented, indemnify each director or officer of the corporation from and against any and all of the expenses, liabilities, or other matters referred to in or covered by said provisions, both as to action in his official capacity and as to action in another capacity while holding such office.

The expenses of directors and officers incurred as a party to any threatened, pending or completed proceeding, shall be paid by the corporation as they are incurred and in advance of the final disposition of the proceeding; provided, however, that the advance payment of expenses shall be made only upon receipt by the corporation of both a written affirmation from the director or officer of his good faith belief that he has met the standard of conduct necessary for indemnification under the LBCL and an undertaking by or on behalf of the director or officer to repay all amounts so advanced in the event that it is ultimately determined by a final decision, order, or decree of a court of competent jurisdiction that the director or officer has not met the required standards of conduct.

The right to indemnification and. the payment or advancement of expenses as they are incurred and in advance of the final disposition of an action, suit, or proceeding shall not be exclusive of any other right to which a person may be entitled under these Articles of Incorporation, the by Jaws, a resolution of shareholders or directors, an agreement, or otherwise; provided, however, that all rights to indemnification and to the payment or advancement of expenses are valid only to the extent that they are consistent with the LBCL. The right to indemnification shall continue for a person who has ceased to be a director or officer and shall inure to the benefit of his heirs, next of kin, executors, administrators and legal representatives.

The corporation shall not be obligated to reimburse the amount of any settlement unless it has agreed to such settlement. If any person shall unreasonably fail to enter into a settlement of any proceeding within the scope of this Article, offered or assented to by the opposing party or parties and which is acceptable to the corporation, then notwithstanding any other provision of this Article, the indemnification obligation of the corporation in connection with such action, suit, or proceeding shall be limited to the total of the amount at which settlement could have been made and the expenses incurred by such person prior to the time the settlement could reasonably have been effected.

The corporation, may, but need not, to the extent authorized from time to time by the board of directors, grant rights to indemnification and to the advancement of expenses to any employee or agent of the corporation or to any director, officer, employee or agent of any .of its subsidiaries to the fullest extent of the provisions of the LBCL and of this Article subject to the imposition of such conditions or limitations as the board of directors of the corporation may deem necessary or appropriate.

The board of directors of the corporation may establish rules and procedures, not inconsistent with the provisions of this Article, to implement the provisions of this Article.

The provisions of this Article are valid only to the extent that they are consistent with, and are limited by, applicable laws and regulations, including, but not limited to I 2 U.S.C. 1828(k) and regulations promulgated thereunder from time to time by applicable federal banking agencies. The invalidity of any provision of this Article will not affect the validity of the remaining provisions of this Article.

ARTICLE VII

Limitation of Liability

The personal liability of directors and officers of the corporation to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director or officer or otherwise, shall be limited or eliminated to the fullest extent permitted by the LBCL, as amended from time to time. Neither the amendment nor repeal of this Article, nor the adoption of any provision of the corporation’s Articles of Incorporation inconsistent with this Article, shall eliminate or reduce the effect of this Article, in respect of any matter occurring, or any cause of action, suit or claim that, but for this Article, would accrue or arise prior to such amendment, repeal or adoption of an inconsistent provision.

ARTICLE VIII

Unclaimed Property

The shareholders of the corporation hereby relinquish in favor of the corporation any and all right to, or title or interest in, and hereby transfer to the corporation, all cash, property or share dividends. Shares issuable to shareholders in connection with a reclassification of stock and the redemption price of redeemed shares, which are not claimed by the shareholders entitled thereto within a reasonable time (not less than one year) after the dividend or redemption price became payable or the shares became issuable, despite reasonable efforts by the corporation to pay the dividend or redemption price or to deliver the certificates for the shares to such shareholders within such time, and the same shall, at the expiration of such time, be deemed transferred to and vested in full ownership in the corporation, and the corporation’s obligation to pay such dividend or redemption price or issue such shares, as the case may be, to any shareholder shall thereupon cease; provided that the board of directors may, at any time, for any reason satisfactory to it, but need not, authorize (a) payment of the amount of any cash or property dividend or redemption price or (b) issuance of any shares, ownership of which has been become vested in the corporation pursuant hereto, to the person or entity who or which would be entitled thereto had such transfer not occurred.

ARTICLE IX

Amendment of Articles

If shareholder action or approval is required by law in connection with the repeal or amendment to these Articles of Incorporation (other than Articles VI, VII and X), such action or approval shall be taken or given upon the affirmative vote of not less than a majority of the outstanding shares of this corporation entitled to vote thereon.

ARTICLE X

Repeal of Articles VI, VII and X

Notwithstanding any other provision of these Articles, the affirmative vote of at least 80% of the total voting power of the corporation shall be required to amend or repeal Article VI, Article VII or this Article X, and any repeal or amendment of Article VI, Article VII or this Article X by the shareholders of the corporation shall be prospective only and shall not adversely affect any limitation on the personal liability of a director of the corporation arising from an act or omission occurring prior to the time of such repeal or amendment or the rights of any director or officer to indemnification pursuant to Article VII that may have arisen prior to such appeal or amendment.

ARTICLE XI

Business Combination and Control Share Law Not Applicable

The provisions of Sections 132, 133 and 1.34 and Sections I 35 through 140.2 of the Louisiana Business Corporation Law, La. Rev. Stat. 12:132-140.2, as amended, shall not be applicable to this corporation.

ARTICLE XII

Participation in Meetings by Conference Telephone and Other Means

To the extent authorized by law, members of the board of directors, or any committee designated by the board of directors, may participate in and hold meetings by means of conference telephone or other similar means of communication, and such participation shall constitute the presence in person at such meeting. Except where a director participates for the express purpose of objecting to the transaction of any business on the ground that the meeting is not lawfully called or convened.

THIS DONE AND PASSED in Baton Rouge, Louisiana on the date first set forth above in the presence of the undersigned competent witnesses who sign with me, Notary, and the said appearer, after due reading of the whole.

WITNESSES:	APPEARER:

/s/ Paula J. Laird	/s/ Charles E. Roemer, III
Name: Paula J. Laird	Name: Charles E. Roemer, III Title: President and Chief Executive Officer

/s/ Dennis C. Still
Name: Dennis C. Still

/s/ Belinda H. Aaron
Printed Name: Belinda H. Aaron
Notary Public

My Commission Expires: at death